AMENDMENT
to
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of August 17, 2016, by and between Ultratech, Inc., a Delaware corporation (the “Company”), and Arthur W. Zafiropoulo (the “Executive”).
WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer and President pursuant to that certain Amended and Restated Employment Agreement, effective as of January 1, 2009 and as clarified by a letter agreement dated April 19, 2010 (the “Agreement”); and
WHEREAS, the Agreement provides that the Executive will be entitled to retiree health coverage following a termination of the Executive’s employment as specified in the Agreement, and the Company and the Executive desire to amend the Agreement to eliminate certain references to such coverage being provided together with or supplemented by Medicare and confirm that the Company’s obligation to provide such coverage is subject to applicable laws and regulations.
NOW, THEREFORE, the parties agree as follows:

1.Effective immediately, Sections 4.4.1 and 4.4.2 of the Agreement are hereby amended and restated to read in their entirety as follows:

“4.4.1
Notwithstanding anything contained herein to the contrary, the Executive and his spouse on the date of his termination of employment (his “Spouse”) shall each be entitled to the retiree health care coverage described herein for the remainder of his or her life following the termination of the Executive’s employment for any reason; provided, however, that the Executive expressly acknowledges and agrees that the Company shall not be obligated to provide retiree health benefits to the Executive and his Spouse as contemplated by this Section 4.4 to the extent (if any) that providing such benefits would violate applicable law or regulation, would result in the imposition of excise taxes on the Company, or would otherwise result in unintended tax consequences with respect to the Company’s health and welfare programs generally. The retiree health care coverage to be provided by the Company to the Executive and his Spouse shall be comparable to the health care coverage provided by the Company to the Executive and his Spouse immediately prior to the termination of the Executive’s employment.

4.4.2 The Executive and his Spouse shall, following his termination of employment with the Company, elect to continue health care coverage in accordance with the provisions of Section 4980B of the Code and Section 10116.5 of the California Insurance Code (“COBRA”). For the period of such COBRA coverage, the retiree health care coverage for the Executive and his Spouse shall be provided under the Company’s group health plan. Following the expiration of the applicable period of COBRA coverage, such retiree health care coverage shall continue to be provided under one or more of the Company’s group health care plans; provided, however, that to the extent such group health care coverage is not available, the retiree health coverage for the Executive and his Spouse shall be provided through health insurance policy or policies acquired by the Executive and/or his Spouse that provides the required level of health care coverage hereunder. The Company shall reimburse the Executive for the cost of such retiree health care coverage for the Executive and his Spouse during each applicable period of coverage hereunder as follows:
(i) For each period the Executive and/or his Spouse are provided post-retirement health care coverage under the Company’s group health care plan, the Company shall reimburse the Executive for the monthly cost he incurs to obtain such continued coverage for himself and his Spouse (the “Coverage Costs”). In order to obtain reimbursement for his Coverage Costs, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse the Executive for that payment.
(ii) To the extent such post retirement health care coverage is provided through health insurance policies acquired by the Executive and/or his Spouse, the Company shall reimburse the Executive and/or his Spouse for each premium paid by them for such coverage. The applicable insurance premiums shall be paid by the Executive and/or the Spouse on or before each due date, and supporting documentation evidencing such payment shall be provided to the Company within sixty (60) days following such payment. The Company shall reimburse the Executive and/or his Spouse for each such insurance premium payment within thirty (30) business days following receipt of the supporting documentation for such payment.”
2.    Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.
3.    Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
4.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

ULTRATECH, INC.

By: /s/ Bruce R. Wright
Name:     Bruce R. Wright
Title:     Chief Financial Officer

EXECUTIVE

/s/ Arthur W. Zafiropoulo
Arthur W. Zafiropoulo

OMM_US:74522412.3